EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of January 2nd, 2003 by and between Danny F. Dukes, a resident of the State of Georgia (“Employee”) and CNB Holdings, Inc., a Georgia bank holding company and Chattahoochee National Bank, CNB Holdings’ wholly owned subsidiary (collectively “CNB”).

WITNESSETH:

WHEREAS, CNB and Employee each desire to enter into, or continue, an employment relationship with the other; and

WHEREAS, CNB and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship;

NOW, THEREFORE, in consideration of the employment of Employee by CNB, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Duties. CNB hereby employs Employee to serve as Chief Financial Officer and to perform such duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote his full time and effort to his duties hereunder.

2. Term. The period of the Employee’s employment under this Agreement shall be deemed to have commenced as of the date of this Agreement, and shall continue for a period of twelve (12) calendar months thereafter, unless the Employee dies before the end of such twelve (12) months, in such case the period of employment shall continue until the end of the month of such death.

3. Compensation. For all services rendered by Employee during the term of this Agreement, CNB agrees to pay Employee in accordance with the terms outlined in Exhibit A net of applicable withholdings.

4. Expenses. So long as employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by CNB of, all reasonable expenses which are consistent with the normal policy of CNB in the performance of Employee’s duties hereunder, provided that Employee accounts for all such expenses in writing.

5. Employee Benefits. So long as employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit programs covering the Employee’s employment and duties as described in Exhibit A of this agreement, if any, provided and paid for by CNB for its employees generally.

6. Paid Time Off. Employee shall be entitled to twenty-five (25) Paid Time Off days, twenty (20) of which may be scheduled in advance.

7. Confidentiality. In Employee’s position as an employee of CNB, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to CNB and has and will also develop relationships with customers, employees and others who deal with CNB which are of value to CNB. CNB requires as a condition to Employee’s employment with CNB that Employee agrees to certain restrictions on Employee’s use of proprietary information and valuable relationships developed during

Employee’s employment with CNB. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1 CNB and Employee mutually agree and acknowledge that CNB may entrust Employee with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to CNB to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with CNB.

7.2 For the purposes of this Section, the following definitions shall apply:

7.2.1 “Trade Secret” shall mean the identity of customers of CNB, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of CNB) and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

7.2.2 “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to CNB and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of CNB (as hereinafter defined), the details of this Agreement, CNB’s business plans and financial statements and projections, and the costs of the services CNB may offer or provide to the customers they serve, to the extent such information is material to CNB and not generally known to the public.

7.2.3 “Business Opportunities” shall mean any specialized information or plans of CNB concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether CNB has contacted or communicated with such target person or business.

7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(i) that is or becomes generally known to the public;

(ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v) that CNB’s Board of Directors approves for release.

7.3 Employee shall not, without the prior approval of CNB’s Board, during his employment with CNB and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of CNB to use, disclose, or gain access to, any Trade Secrets of CNB, its subsidiaries or affiliates, or of any other person or entity making Trade Secrets available for CNB’s use.

7.4 Employee shall not, without the prior written consent of CNB, during his employment with CNB and for a period of two (2) years thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by CNB to use, disclose, or gain access to, any Confidential

Information to which the Employee obtained access by virtue of his employment with CNB, except as provided in Section 7.2 of this Agreement.

8. Observance of Security Measures. During Employee’s employment with CNB, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunity of CNB.

9. Return of Materials. Upon the request of CNB and, in any event, upon the termination of his employment with CNB, Employee shall deliver to CNB all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Employee’s services hereunder or containing Trade Secrets of Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with CNB.

10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between CNB and Employee, and that the existence of any claim, suit or action by Employee against CNB, whether predicated upon this or any other agreement, shall not constitute a defense to CNB’s enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without cause, at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7 through 9 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that CNB shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to CNB, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12. Termination. During the term of this agreement, employment, including without limitation, all compensation, salary, expenses, reimbursements, and employee benefits may be terminated as follows:

12.1 At the election of CNB for Cause;

12.2 At Employee’s election, upon CNB’s breach of any material provision of this Agreement;

12.3 “Cause” shall mean (i) conduct by Employee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of duties hereunder; (ii) the conviction of Employee of a felony; or (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time. No termination for Cause shall be effective unless it is approved by a two-thirds (2/3) vote of CNB’s Board of Directors, excluding the vote, if any, of Employee; or

12.4 Upon Employee’s death, or upon Employee’s disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of ninety (90) consecutive days as determined by CNB’s Board of Directors in its sole discretion, except as otherwise required by law.

13. Notice. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

CNB:	CNB Holdings, Inc.
7855 North Point Parkway, Suite 200
Alpharetta, Georgia 30022

With a copy to:	Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308-2216
Attn: Thomas O. Powell, Esquire

Employee:	Danny F. Dukes
101 Avalon Court
Canton, Georgia 30115

With a copy to:	W. Wright Gammon, Jr.
105 Prior Street
Cedartown, Georgia 30125-2927

14. Covenant Not to Compete.

14.1 For purposes of this Section 14, CNB and Employee conduct the following business in the following territories:

14.1.1 CNB is engaged in the business of transacting business as a bank holding company with subsidiary banks which accept deposits, make loans, cash checks and otherwise engage in the business of banking (“Business of CNB”).

14.1.2 CNB (through its subsidiaries) actively conducts business in the geographic areas of Georgia at the business locations of CNB’s subsidiaries set forth in Exhibit B of this Agreement.

14.1.3 Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of twenty-five (25) miles from the location set forth as item 1 on EXHIBIT ”B” of this

Agreement, and will work predominately in such area while in the employ of CNB.

14.2 Employee covenants and agrees that for a period of six (6) months after the termination of his employment with CNB without Cause, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee’s own behalf or for others, provide the duties described in Section 1 of this Agreement for any entity or person conducting the Business of CNB within the geographic area covered by a circle having the radius of twenty-five (25) miles from the location set forth on EXHIBIT ”B” of this Agreement.

14.3 The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or course of action by Employee against CNB, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by CNB of said covenants.

15. Miscellaneous.

15.1 This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by CNB, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

15.2 This Agreement shall be governed by the laws of the State of Georgia.

15.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

15.4 Time is of the essence in this Agreement.

15.5 This Agreement shall be binding upon and ensure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

15.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“Employee”

/s/ DANNY F. DUKES
Witness	Danny F. Dukes

ATTEST:	“CNB”

CNB HOLDINGS, INC.

By:	By:	/s/ H.N. PADGET, JR.
Secretary		H. N. Padget, Jr., President and C.E.O.

(CORPORATE SEAL)

	By:	/s/ DAVID R. HINK
David R. Hink, Chairman of the Compensation Committee

CHATTAHOOCHEE NATIONAL BANK

By:	By:	/s/ H.N. PADGET, JR.
Secretary		H. N. Padget, Jr., President and C.E.O.

	By:	/s/ DAVID R. HINK
(BANK SEAL)		David R. Hink, Chairman of the Compensation Committee

EXHIBIT A

Salary:

Period Annual Salary Rate

1/03-12/03 100,000

Annual Performance Bonus Plan:

Payable each January, based on the Bank’s performance exceeding targeted Net Income Before Tax (NIBT) as calculated and determined in accordance with generally accepted accounting principals by the Bank’s independent certified public accountants as set forth below:

For YE	NIBT Target	Cash Bonus	ESOP contribution

2003	$812,000	$15,000	% of base pay to total CNB base pay times $60,000.

For the purposes of this Agreement: (I) NIBT shall exclude any gains or losses on investment securities as required by Statement of Financial Accounting Standards No. 115; (ii) NIBT shall be determined after subtracting the sum of any amount paid to or for the benefit of Employee hereunder and all other bonuses and compensation paid to Bank’s employees for such period and (iii) in the event CNB achieves at least 85% of its ROAE Target, then Employee will receive 55% of the corresponding Cash Bonus and ESOP contribution above, with that amount increasing by 3% for every 1% that NIBT increases until NIBT exceeds 115% of budget where upon CNB’s Compensation Committee will determine the incentive paid for the performance above that level.

Termination Compensation — If by: (I) CNB without cause during the term of this Agreement payment by CNB to Employee as termination compensation in an amount equal to 6 months of existing base salary plus medical, hospitalization and term life insurance; (ii) CNB without Cause during the term of this Agreement, in the event of a Change in Control of CNB, 1 year of existing base salary for payment by CNB to Employee as termination compensation. Change of control of CNB means any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of CNB; or (iii) CNB with Cause or in the event CNB or the Bank are taken over by bank regulatory authorities, no termination compensation to employee.

Stock Options — Awarded by the Compensation Committee annually at its sole discretion, but 2000 ISO’s awarded at market upon the execution of this agreement, with vesting of 33% each year, and total life of ten years.

EXHIBIT B

Chattahoochee National Bank

7855 North Point Parkway

Suite 200

Alpharetta, Georgia 30022

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